Exhibit 10.38

HUTTIG BUILDING PRODUCTS, INC.

EVA INCENTIVE COMPENSATION PLAN

As Amended Effective January 1, 2004

1. Purpose.

Huttig Building Products, Inc., a Delaware corporation (the “Company”), has adopted an annual incentive compensation program based on the principles of Economic Value Added (“EVA”) throughout the Company. The purpose of the EVA approach is to maximize stockholder value by aligning management’s interests with those of stockholders and rewarding management for sustainable and continuous improvement in the business being managed.

The Company has created this EVA Incentive Compensation Plan (the “Plan”) for certain executive officers of the Company subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and designated general managers and regional managers of the Company and its subsidiaries (collectively, the “Participants” and individually, the “Participant”). The Plan is intended to satisfy the specific requirements of Section 162(m) of the Code, as outlined in regulations issued by the Internal Revenue Service. The Plan was originally effective December 16, 1999 (the “Initial Effective Date”), and was previously amended and restated effective December 3, 2001. This document is an amendment and restatement of the Plan effective January 1, 2004 (the “Amended Effective Date”), and shall apply to the EVA awards for fiscal year 2003 and to all periods thereafter. With respect to any period prior to the Amended Effective Date, the Plan shall be administered in accordance with the Plan document as in effect with respect to such period. This Plan is intended to be, and shall be operated as, a successor to Crane Co.’s EVA Incentive Compensation Plan (the “Prior Plan”) with respect to the participation of employees of the Company who were participating in the Prior Plan prior to the Initial Effective Date.

2. Administration.

The Plan will be administered by the Management Organization and Compensation Committee of the Board of Directors (the “Committee”). The Committee’s decisions in the administration of the Plan shall be final and binding on all parties. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to designate the employees eligible to participate in the Plan, to establish and adjust any EVA formula or calculation as provided in Sections 3 and 4, to impose such conditions and restrictions on awards under the Plan as it determines appropriate, and to take such steps in connection with the Plan and awards made under the Plan as it may deem necessary or advisable. The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan or awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

3. Definition of EVA and Description of Formulae.

EVA is defined as the difference between the return on total capital invested in the business and the cost of capital, multiplied by total capital employed (“EVA Calculation”). The Plan will be formula driven. The primary EVA formula shall be for the Company as a whole but particular EVA formulas may be tailored by the Committee to the size and unique characteristics of the business unit or units for which a specific executive is responsible. The key elements of the EVA formula applicable to any executive will be the Cost of Capital (generally the cost of capital to the Company), the Return on Capital, the Amount of Capital employed in the business unit, the net operating profit of the unit after tax, and the prior year’s EVA. Awards will be calculated on the basis of year-end results.

Formulas may utilize both a percentage of the change in the EVA of the Company or a business unit from the prior year, whether positive or negative, plus a percentage of the positive EVA, if any, in the current year; the EVA award may be calculated for the entire Company or an entire business unit and an executive may receive a percentage of a unit’s EVA award. When an executive is responsible for more than one business unit, a formula may be based on a percentage of the aggregate EVA, positive or negative, of the units reporting to the executive or unit. The Committee has the discretion and authority to develop other EVA based formulae or goals for utilization pursuant to this Plan in future years. In any instance in which an executive participates in a unit EVA award in which a group of employees participates, the executive’s percentage of the unit’s EVA award will be specified.

4. Procedure.

Before the beginning of each fiscal year, the Committee will establish and set forth in writing the EVA formula applicable to each Participant for that year (including the percentage of any business unit EVA award in which he or she may participate). The Committee will retain discretion to revise formulas or a Participant’s percentage participation in any unit EVA award if the Committee deems it appropriate as circumstances develop during the year; provided, however, in the case of an executive officer who is subject to the limitations of Section 162(m) of the Code, such revision may only have a negative effect on the amount of such executive officer’s award for the year. As soon as is reasonably practicable after the year ends, the Committee will review the EVA calculation, calculate the EVA award for each Participant pursuant to the formula established at the beginning of the year (revised downward if the

Committee so determines), and certify the EVA incentive compensation award for each Participant to the Board of Directors; provided, however, that no EVA award with respect to any executive officer who is subject to the limitations of Section 162(m) of the Code may exceed $2,000,000 for any particular year.

5. Payment of EVA Awards.

a. Annual Payout if EVA Award is Positive. If a Participant’s EVA award for a fiscal year is positive, then fifty percent (50%) of such EVA award for a fiscal year shall be paid in cash to the Participant as promptly as practicable after the EVA award is determined. The balance of such EVA award shall be deferred and paid in accordance with Section 5.b.

b. Deferred Payouts. The balance of each year’s EVA award not paid out in accordance with Section 5.a. shall be deferred, with interest at an appropriate money market rate, and shall be payable in two equal installments on (or as soon as practicable after) the date of the annual payout pursuant to Section 5.a. in the next two consecutive years; provided, however, that such deferred amounts shall be subject to reduction in accordance with Section 5.c.

c. If EVA Award is Negative. If a Participant’s EVA award for a fiscal year is negative, the Participant shall be entitled to no annual payout under Section 5.a., and such negative EVA award shall reduce, on a dollar-for-dollar basis, but not below zero, any deferred but as yet unpaid balances described in Section 5.b., such reduction to be applied to such deferred amounts in order from the earliest to the latest to be paid.

d. Elimination of Prior Bank Accounts. All Participant negative “bank accounts” established under the Plan prior to the Amended Effective Date shall be eliminated as of the Amended Effective Date and shall have no effect on the calculations set forth in Sections 5.a., b. and c. above. All Participant positive “bank accounts established under the Plan prior to the Amended Effective Date shall be payable in accordance with Section 5.b. above, with the first installment payable in 2004 and the second installment payable in 2005, and subject to reduction in accordance with Section 5.c. above.

EXAMPLE: Participant earned an EVA award of $25,000 for fiscal year 2003. In early 2004, as soon as practicable after the 2003 EVA award is determined, Participant will receive an annual payout pursuant to Section 5.a. of $12,500 (50% of $25,000). The balance of $12,500 will be deferred with interest at an appropriate money market rate with $6,250 (one-half of $12,500), plus interest, being due in early 2005 and early 2006 as of the annual payout date for the prior year award (these amounts are, however, subject to reduction as a result of any future negative EVA awards, as described below). For fiscal year 2004, Participant earned an EVA award of $30,000. In early 2005, as soon as practicable after the 2004 EVA award is determined, Participant will receive an annual payout pursuant to Section 5.a. of $15,000 (50% of $30,000) as well as the first installment of the deferred portion of the 2003 EVA award ($6,250 plus interest). The balance of the 2004 EVA award of $15,000 will be deferred with interest at an appropriate money market rate with $7,500 (one-half of $15,000), plus interest, being due in early 2006 and early 2007 as of the annual payout date for the prior year award (these amounts are, however, subject to reduction as a result of any future negative EVA awards, as described below). For fiscal year 2005, Participant earned an EVA award of negative $15,000. Participant would receive no annual payout with respect to his or her 2005 award. The negative award would be applied to offset payments deferred from the 2003 and 2004 awards, starting with the second installment of the deferred payout from the 2003 award that would have otherwise been paid in early 2006 (the first installment of the 2003 award would have already been paid in early 2005) and continuing with each successive deferred payment due until the entire negative $15,000 is used up.

6. Treatment of Participants’ Deferred Payouts Upon Termination of Employment or Other Events.

a. General. If a Participant leaves the Company by reason of termination or resignation or ceases to be eligible to participate in the Plan, any deferred payouts not yet paid to the Participant will be treated as follows:

EVENT	DISPOSITION OF DEFERRED PAYOUTS
• Terminate/quit	Lose deferred amounts and accrued interest

• Removed from plan/demotion	Deferred amounts and accrued interest paid as previously scheduled

• Unit sold by Huttig	Receive deferred amounts and accrued interest in cash

• Normal retirement at age 65/death/disability	Receive deferred amounts and accrued interest in cash

• Unit spun off	No payout; deferred amounts and accrued interest continued with spun off company

• Huttig acquired	Receive deferred amounts and accrued interest in cash

• Transfer to another business unit	Deferred amounts and accrued interest transfer with executive

b. Acceleration of Distribution. The Participant’s entire deferred balance will become payable upon normal retirement (age 65), death, or disability, or a change-in-control. (The Committee will retain the discretion to pay the entire deferred balance upon early retirement.)

c. Definition of Change in Control. For purposes of the Plan, the term “change in control” means (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the Company’s Common Stock or any securities convertible into such Common Stock, (ii) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the “beneficial owner” (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of 20% or more of the Company’s Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) the date of approval by stockholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger, (iv) the date of the approval by stockholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or (v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company or (vi) individuals who, as of the Initial Effective Date, constituted the Board of Directors of the Company (the “Board”) generally and as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

d. Tax Gross-Up. If it is determined that any payment under this Plan by the Company to a Participant by reason of a change-in-control is subject to the excise tax imposed by Section 4999 of the Code, the Company shall make additional cash payments to the Participant such that after payment of all taxes including any excise tax imposed on such payments, the Participant will retain an amount equal to the excise tax on all the payments.

7. Plan Amendment and Termination.

The Board of Directors may modify, suspend or terminate the Plan at any time.

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